Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Consonance-HFW Acquisition Corp. (the “Company”) on Amendment No. 1 to Form S-4 of our report dated March 31, 2021 and May 14, 2021, with respect to our audit of the financial statements of Consonance-HFW Acquisition Corp. as of December 31, 2020 and for the period August 21, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Los Angeles, CA

June 24, 2021